UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2013

Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chairman of the Board and Chief Executive Officer
Boyd W. Hendrickson, our Chairman of the Board (the “Board”) and Chief Executive Officer, has informed the Board of his desire to retire from his role as Chief Executive Officer around the end of 2013. Mr. Hendrickson has agreed to work with the Board in determining the specific timing of his retirement and to facilitate a smooth transition for his successor. In anticipation of Mr. Hendrickson’s retirement, the Board will engage a leading executive search firm to assist in identifying candidates to succeed Mr. Hendrickson as Chief Executive Officer. Both internal and external candidates will be considered.
Chief Financial Officer
Furthermore, as part of a restructuring of our administrative services company operations, Devasis Ghose will be leaving the company effective July 31, 2013. Mr. Ghose’s current services as our Executive Vice President, Treasurer and Chief Financial Officer, will end effective July 8, 2013, but he will remain with us through the end of July 2013 to assist in our ongoing HUD financing efforts and preparation of our second quarter financial statements. The Board has appointed Christopher N. Felfe, 48, to serve as our Acting Chief Financial Officer beginning July 8, 2013. Mr. Felfe has served as our Senior Vice President, Finance and Chief Accounting Officer (principal accounting officer) since August 2007. The Senior Vice President, Finance and Chief Accounting Officer position will be eliminated, but in his new role Mr. Felfe will continue to serve as our principal accounting officer. In connection with his termination, Mr. Ghose will receive the severance payments due upon a termination without cause under his existing employment agreement, as described in our 2013 Annual Meeting proxy statement, which was filed with the Securities and Exchange Commission on March 25, 2013.
In connection with his promotion, Mr. Felfe’s annual base salary has been increased to $325,000. He will also be eligible to participate in our bonus program at the Chief Financial Officer level, which currently provides for a performance-based target bonus of 60.0% of base salary, and he will continue to be eligible to receive awards of equity-based compensation in amounts consistent with his new position in the discretion of our Compensation Committee. Furthermore, Mr. Felfe’s existing employment agreement has been amended to provide that, should his employment be terminated without cause, he will be entitled to receive severance equal to 9 months of his base salary and continuation of heath and other insurance benefits for 9 months. Prior to that change, his employment agreement provided for 6 months’ severance and benefits continuation. The company has the option to request that Mr. Felfe revert to a Senior Vice President role, in which case his compensation arrangements, other than with respect to severance and benefits continuation upon a termination without cause (which will remain at 9 months), would revert to what they were immediately prior to the changes described in this paragraph. Any amounts payable to Mr. Felfe will be net of applicable withholding taxes.
Executive Vice President of Inpatient Operations – Skilled Healthcare, LLC
Additionally, on June 28, 2013, and as part of the aforementioned restructuring, Matt Moore, the Executive Vice President of Inpatient Operations of Skilled Healthcare, LLC and currently one of our “named executive officers,” agreed to transition from his current position, which is being eliminated, to a field operations management role effective as of August 1, 2013.
In conjunction with Mr. Moore’s agreement to transition to his new role, we mutually agreed to modify our compensation arrangements with him. In his new role his annual base salary will be $200,000, he will be eligible to participate in a bonus program available to similarly-situated employees, which currently provides for an annual performance-based target bonus of 17.5% of base salary, and he will continue to be eligible to receive awards of equity-based compensation in amounts consistent with similarly-situated employees in the discretion of our Compensation Committee. Mr. Moore’s new role will necessitate his move to another state, and as such we have agreed to reimburse him for up to $25,000 in out-of-pocket relocation expenses. We have also agreed to pay him a special bonus of $110,000 once he assumes his new role. In recognition of the elimination of the severance provisions in Mr. Moore’s prior employment agreement, which was terminated in connection with his agreement to assume the new role, in the event that Mr. Moore’s employment is subsequently terminated by the company without cause within 12 months of his acceptance of the offer, we have agreed to pay him a severance payment of up to a maximum of $200,000 plus the cost of continuing health and other insurance benefits for 12 months, and payment of the special bonus to the extent it has not already been paid as of the termination date. The amounts payable under the new severance and insurance continuation commitments to Mr. Moore will decrease monthly on a pro rata basis, such that we will no longer have any such payment obligations after one year. All of the aforementioned payments to Mr. Moore will be net of applicable withholding taxes.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release, dated July 1, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: July 1, 2013	/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated July 1, 2013.

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